Exhibit 99.1

Alesco Financial Trust

Consolidated Balance Sheet

As of September 30, 2006

(In thousands, except share and per share information)

(Unaudited)

As of September 30, 2006
Assets
Investments in debt securities and related receivables
Available-for-sale debt securities	$2,540,793
Security-related receivables	282,367

Total investment in debt securities and security-related receivables	2,823,160
Investments in residential mortgages and leveraged loans
Residential mortgages	198,215
Leveraged loans	265,778
Loan loss reserve	(616)

Total investments in residential mortgages and leveraged loans, net	463,377
Cash and cash equivalents	2,730
Restricted cash	53,717
Accrued interest receivable	16,898
Other assets	1,506
Deferred financing costs, net of accumulated amortization of $1,475	47,969

Total assets	$3,409,357

Liabilities and shareholders’ equity
Indebtedness
Repurchase agreements	$189,132
Trust preferred obligations	249,250
CDO notes payable	2,760,955

Total indebtedness	3,199,337
Accrued interest payable	10,608
Related party payable	1,686
Other liabilities	29,711

Total liabilities	3,241,342
Minority interest	75,129
Shareholders’ equity
Preferred shares, $0.01 par value per share, 30,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.01 par value per share, 100,000,000 shares authorized, 11,440,897 issued and outstanding, including 333,227 unvested restricted share awards	117
Additional paid in capital	103,282
Accumulated other comprehensive loss	(9,743)
Cumulative distributions	(19,221)
Cumulative earnings	18,451

Total shareholders’ equity	92,886

Total liabilities and shareholders’ equity	$3,409,357

See accompanying notes.

Alesco Financial Trust

Consolidated Statements of Income

(In thousands, except share and per share information)

(Unaudited)

	For the three month period ended September 30, 2006	For the period from January 31, 2006 through September 30, 2006
Revenue:
Investment interest income	$56,559	$108,178
Investment interest expense	(47,413)	(91,641)
Provision for loan loss	(565)	(616)
Change in fair value of free-standing derivative	—	1,996

Net investment income	8,581	17,917

Total revenue	8,581	17,917
Expenses:
Related party management compensation	2,009	4,025
General and administrative	657	1,093

Total expenses	2,666	5,118

Income before interest and other income, minority interest and taxes	5,915	12,799
Interest and other income	686	2,412
Loss on sale of assets	—	(846)
Realized gain on derivative contracts	—	7,700
Unrealized (loss) gain on derivative contracts	(675)	1,872

Income before minority interest and taxes	5,926	23,937
Minority interest	(2,615)	(5,008)

Income before taxes	3,311	18,929
Provision for income taxes	(31)	(478)

Net income	$3,280	$18,451

Earnings per share—basic:
Basic earnings per share	$0.30	$1.66

Weighted-average shares outstanding—Basic	11,107,670	11,100,016

Earnings per share—diluted:
Diluted earnings per share	$0.29	$1.66

Weighted-average shares outstanding—Diluted	11,171,557	11,139,927

Distributions declared per common share	$1.48	$1.68

See accompanying notes.

Alesco Financial Trust

Consolidated Statement of Other Comprehensive Loss

(Dollars in thousands)

(Unaudited)

	For the period from January 31, 2006 through September 30, 2006	For the three months ended September 30, 2006
Net income	$18,451	$3,280
Other comprehensive loss:
Change in the fair value of cash-flow hedges	(17,047)	(20,755)
Realized gains on cash-flow hedges reclassified to earnings	(875)	—
Change in the fair value of available-for-sale securities	4,123	21,643

Total other comprehensive loss before minority interest allocation	(13,799)	888
Allocation to minority interest	4,056	(1,759)

Total other comprehensive loss	(9,743)	(871)

Comprehensive income	$8,708	$2,409

See accompanying notes.

Alesco Financial Trust

Consolidated Statement of Shareholders’ Equity

(Dollars in thousands, except share information)

(Unaudited)

	Preferred Shares	Preferred Shares Par Value	Common Shares	Common Shares Par Value	Additional Paid In Capital	Accumulated Other Comprehensive Loss	Cumulative Earnings	Cumulative Distributions	Total
Balance, January 31, 2006 (commencement of operations)	—	$—	100	$—	$1	$—	$—	$—	$1
Net income	—	—	—	—	—	—	18,451	—	18,451
Other comprehensive loss	—	—	—	—	—	(9,743)	—	—	(9,743)
Common share offering	—	—	11,107,570	111	102,305	—	—	—	102,416
Issuance of restricted share awards	—	—	333,227	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	6	825	—	—	—	831
Stock-based non-employee compensation	—	—	—	—	151	—	—	—	151
Cumulative distributions	—	—	—	—	—	—	—	(6,064)	(6,064)
Dividends declared	—	—	—	—	—	—	—	(13,157)	(13,157)

Balance, September 30, 2006	—	$—	11,440,897	$117	$103,282	$(9,743)	$18,451	$(19,221)	$92,886

See accompanying notes.

Alesco Financial Trust

Consolidated Statement of Cash Flows

(Dollars in thousands)

(Unaudited)

For the period from January 31, 2006 through September 30, 2006
Operating activities:
Net income	$18,451
Adjustments to reconcile net income to cash flow from operating activities
Minority interest	5,008
Provision for loan loss	616
Amortization of deferred compensation	831
Stock-based non-employee compensation	151
Accretion of discounts on residential mortgages and leveraged loans	(447)
Accretion of discounts on debt securities and security-related receivables	(1,017)
Amortization of deferred costs	1,475
Unrealized gain on interest rate swaps	(1,872)
Loss on sale of loans	846
Changes in assets and liabilities:
Accrued interest receivable	(16,898)
Other assets	3,091
Accrued interest payable	10,608
Related party payable	1,686
Other liabilities	(2,365)

Net cash provided by operating activities	20,164
Investing activities:
Purchase of investments in debt securities and security-related receivables	(2,833,286)
Principal repayments on debt securities and security-related receivables	15,265
Purchase of residential mortgages and leveraged loans	(586,733)
Principal repayments on residential mortgages and leveraged loans	35,658
Proceeds from sale of residential mortgages	86,683
Increase in restricted cash	(53,717)

Net cash used in investing activities	(3,336,130)
Financing activities:
Proceeds from repurchase agreements	490,692
Repayments on repurchase agreements	(301,560)
Proceeds from issuance of CDO notes payable	2,760,955
Proceeds from issuance of trust preferred obligations	249,250
Proceeds from credit agreement	992,503
Repayments on credit agreement	(992,503)
Payments on cash flow hedges	(1,728)
Proceeds from issuance of preference shares of CDOs	77,260
Distributions to minority interest holders in CDOs	(3,083)
Payments for deferred debt issuance costs	(49,444)
Common share issuances, net of costs incurred	102,417
Distributions paid to common shareholders	(6,064)

Net cash provided by financing activities	3,318,695

Net change in cash and cash equivalents	$2,729
Cash and cash equivalents at the beginning of the period	1

Cash and cash equivalents at the end of the period	$2,730

See accompanying notes.

Alesco Financial Trust

Notes to Consolidated Financial Statements

As of September 30, 2006

(Dollars in thousands, except share and per share amounts)

(Unaudited)

NOTE 1: THE COMPANY

Alesco Financial Trust (the “Trust”) was organized as a Maryland real estate investment trust on October 25, 2005 and commenced operations on January 31, 2006. The Trust intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes for its taxable year ending at the time of the merger (see Note 3). On January 31, 2006, February 2, 2006, and March 1, 2006, the Trust completed the sale of 11,107,570 common shares at an offering price of $10.00 per share in a private offering. The Trust received proceeds from this offering of $102,416, net of placement fees and offering costs. On October 6, 2006, the Trust closed its merger with Alesco Financial Inc. (formerly Sunset Financial Resources, Inc.) (the “Company” or “Sunset”) following the approval of the merger by the Company’s stockholders. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, as amended by letter agreements dated September 5, 2006 and September 29, 2006 (the “Merger Agreement”), upon the completion of the merger each share of the Trust was converted into the right to receive 1.26 Company shares and the Company issued an aggregate of 14,415,530 shares in the merger. In accordance with U.S. generally accepted accounting principles (“GAAP”) the transaction is to be accounted for as a reverse acquisition, and therefore, the Trust is the accounting acquirer.

The Trust is a specialty finance company formed to invest primarily in certain target asset classes identified by Cohen & Company and its affiliates (“Cohen”). The Trust will be externally managed and advised by Cohen & Company Management, LLC (the “Manager”), an affiliate of Cohen, pursuant to a management agreement (the “Management Agreement”). Since 1999, Cohen, a specialized research, investment banking and asset management firm, has provided financing to small and mid-sized companies in financial services, real estate and other sectors.

The Trust’s objective is to generate attractive risk-adjusted returns and predictable cash distributions for its shareholders by investing in collateralized debt obligations (“CDOs”) and collateralized loan obligations (“CLOs”) and similar securitized obligations structured and managed by Cohen or its affiliates, which obligations are collateralized by assets in the following asset classes:

•	mortgage loans, other real estate-related senior and subordinated debt securities, residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”);

•	subordinated debt financings originated by Cohen or third parties, primarily in the form of trust preferred securities (“TruPS”) issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies; and

•	leveraged loans made to small and mid-sized companies in a variety of industries characterized by relatively low volatility and overall leverage, including the consumer products and manufacturing industries.

The Trust may also invest opportunistically from time to time in other types of investments within its Manager’s and Cohen’s areas of expertise and experience, subject to maintaining its qualification as a REIT and an exemption from regulation under the Investment Company Act of 1940.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with GAAP. The Trust has condensed or omitted certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP pursuant to such rules and regulations. The Trust believes that these interim statements include all adjustments (which include normal recurring adjustments) required for a fair statement of financial position, results of operations and cash flows for the interim periods presented. These financial statements should be read in conjunction with the financial statements and notes thereto included in our audited financial statements as of and for the period from January 31, 2006 through March 31, 2006. The results of operations for the period from January 31, 2006 through September 30, 2006 are not necessarily indicative of the results to be obtained for a full fiscal year.

b. Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of the Trust and its majority-owned and/or controlled subsidiaries and those entities for which the Trust is determined to be the primary beneficiary in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). The portions of these entities not owned by the Trust are presented as minority interest as of the date and for the period presented in the consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

When the Trust obtains an explicit or implicit interest in an entity, the Trust evaluates the entity to determine if the entity is a variable interest entity (“VIE”), and, if so, whether or not the Trust is deemed to be the primary beneficiary of the VIE, in accordance with FIN 46R. The Trust consolidates VIEs of which the Trust is deemed to be the primary beneficiary or non-VIEs which the Trust controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Trust considers its aggregate explicit and implicit variable interests as a single variable interest. The Trust’s aggregate explicit and implicit interest in a VIE includes variable interests that related parties hold in the same VIE. Related parties include those parties identified in FASB Statement No. 57 (“SFAS No. 57”), “Related Party Disclosures”, and certain other parties that are acting as de facto agents or de facto principals of the variable interest holder. In the event that the aggregate variable interest held by the Trust’s related party group would, if held by a single party, identify that party as the primary beneficiary, then the party, within the related party group, that is most closely associated with the VIE is the primary beneficiary of the VIE. If the Trust’s single or aggregate variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Trust is considered the primary beneficiary of the VIE. The Trust consolidates CDO entities that are VIE entities when the Trust is determined to be the primary beneficiary. The Trust reconsiders its determination of whether an entity is a VIE and whether the Trust is the primary beneficiary of such VIE if certain events occur. In the case of non-VIEs or VIEs where the Trust is not deemed to be the primary beneficiary and the Trust does not control the entity, but has the ability to exercise significant influence over the entity, the Trust accounts for its investment under the equity method.

On June 21, 2006, the Trust and Sunset Financial Resources, Inc. (“Sunset Financial”) (see further discussion in Note 3 relating to Sunset Financial) separately purchased investments in the preference shares of the “Emporia Preferred Funding II, Ltd.” CDO securitization. The Trust determined that Sunset Financial is within its related party group and, therefore, the aggregate interest held by both the Trust and Sunset Financial were considered for purposes of determining the primary beneficiary of the VIE. The Trust determined that it is the primary beneficiary of the VIE as the aggregate implicit interest of the related party group absorbs the majority of the variability in the expected losses and residual returns of the VIE and the Trust is considered most closely associated with the VIE. The Trust has consolidated Emporia Preferred Funding II, Ltd. within its consolidated financial statements as of and for the period ended September 30, 2006 and the portion of the entity not owned by the Trust is presented as a minority interest as of and for the period ended September 30, 2006.

The Trust has determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, the Trust is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIEs are initially financed directly by CDOs or through the Trust’s warehouse facilities. Under the warehouse agreements, the Trust deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Trust’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Trust to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Trust’s financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

e. Restricted Cash

Restricted cash represents amounts held on deposit by investment banks as collateral for derivative contracts, cash held by trustees of CDO entities that is generated from earnings on the collateral assets and cash held by trustees of CDO entities that is generated from the issuance of CDO notes payable by consolidated CDO securitizations that are restricted for the purpose of funding additional collateral. As of September 30, 2006, there was $53,717 of restricted cash held by CDO securitization entities that are consolidated by the Trust.

f. Investments

The Trust invests primarily in debt securities, residential mortgage portfolios, and leveraged loans and may invest in other types of real estate-related assets. The Trust accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of investments is based primarily on quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss is computed on a specific identification basis and will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

The Trust accounts for its investments in subordinated debentures owned by Trust VIEs that the Trust consolidates as available-for-sale securities. These Trust VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. The Trust accounts for investments in securities where the transfer meets certain criteria under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as a financing at amortized cost. The Trust’s investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintained some level of continuing involvement.

The Trust exercises its judgment to determine whether an investment security has sustained an other-than-temporary decline in value. If the Trust determines that an investment security has sustained an other-than-temporary decline in its value, the investment security is written down to its fair value, by a charge to earnings, and the Trust establishes a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income (loss) to earnings, thereby establishing a new cost basis. The Trust’s evaluation of an other-than-temporary decline is dependent on specific facts and circumstances relating to the particular investment. Factors that the Trust considers in determining whether an other-than-temporary decline in value has occurred include, but are not limited to: the estimated fair value of the investment in relation to its cost basis; the length of time the security has had a decline in estimated fair value below its amortized cost; the financial condition of the related entity; and the intent and ability of the Trust to hold the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

The Trust accounts for its investments in residential mortgages and leveraged loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

The Trust maintains an allowance for residential mortgage and leveraged loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors.

g. Transfers of Financial Assets

The Trust accounts for transfers of financial assets under SFAS No. 140 as either sales or financings. Transfers of financial assets that result in sale accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are sold are removed from the Trust’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as secured borrowings and no gain or loss recognized.

h. Deferred Costs

The Trust records its deferred costs incurred in placing CDO notes payable and other debt instruments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”), and amortizes these costs over the life of the related debt using the effective interest method.

i. Revenue Recognition

Net investment income—the Trust recognizes interest income from investments in debt and other securities and residential mortgages and leveraged loans over the estimated life of the underlying financial instruments on a yield to maturity basis. In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” the Trust recognizes interest income from purchased interests in certain financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience. The adjusted yield is then applied prospectively to recognize interest income for the next quarterly period. The carrying value is assessed for impairment on a recurring basis, and management will record an impairment write-down if the investment is deemed to be other than temporarily impaired.

Also included in investment income is the change in fair value of free-standing derivatives as described in Note 7.

j. Derivative Instruments

The Trust uses derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Trust’s operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Trust measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives not designated as hedges, the changes in fair value are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings.

k. Accounting for Off-Balance Sheet Arrangements

The Trust may maintain certain warehouse financing arrangements with various investment banks that are accounted for as off-balance sheet arrangements. Prior to the completion of a CDO securitization that is collateralized by TruPS, warehouse providers acquire investments in accordance with the terms of the warehouse facilities. The Trust receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Trust is required to deposit cash collateral with the warehouse provider and as a result, the Trust bears the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because our risk of loss is generally limited to the cash held as collateral by the warehouse providers. However, since the Trust holds an implicit variable interest in many entities funded under its warehouse facilities, the Trust often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. The Trust records the cash collateral as warehouse deposits in its financial statements. The net difference earned from these warehouse facilities is considered a free-standing derivative and is recorded at fair value in the financial statements. Changes in fair value are reflected in earnings in the respective period.

l. Manager Compensation

The Trust’s Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if the Trust’s results of operations exceed certain benchmarks. See Note 11 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period incurred.

m. Income Taxes

The Trust intends to elect and qualify to be taxed as a REIT for its taxable year ending at the time of the merger and to comply with the related provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Accordingly, the Trust generally will not be subject to U.S. federal income tax to the extent of its distributions to shareholders and as long as certain asset, income, distribution and share ownership tests are met. If the Trust were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its shareholders.

The Trust maintains a domestic taxable REIT subsidiary (“TRS”), which is subject to U.S. federal, state and local income taxes. Current and deferred taxes are provided for on the portion of earnings recognized by the Trust with respect to its interest in domestic taxable REIT subsidiaries. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. The Trust’s consolidated effective tax rate was 0.94% and 2.53%, respectively, for the three months ended September 30, 2006 and for the period from January 31, 2006 through September 30, 2006. The difference between these rates and the effective tax rate for the domestic TRS is attributable to income generated by qualified REIT subsidiaries and certain foreign TRS entities which are not subject to federal or local income tax.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not subject to local income taxation, but generally will be included in the Trust’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Trust, no incremental U.S. federal, state, or local income taxes would be payable by the Trust. Accordingly, no provision for income taxes for the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006 has been recorded for these foreign TRS entities.

n. Share-Based Payment

The Trust accounts for share-based compensation issued to its Directors, officers, and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). Compensation cost related to restricted common stock issued to the independent trustees of the Trust is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common stock issued to the Manager is initially measured at estimated fair value at the grant date, and is re-measured on subsequent dates to the extent the awards are unvested, and is amortized and expensed over the vesting period on a straight-line basis.

NOTE 3: REVERSE ACQUISITION

On October 6, 2006, the Trust closed its merger with Alesco Financial Inc. (formerly Sunset Financial Resources, Inc.) (“Sunset”) following the approval of the merger by Sunset’s stockholders. Sunset acquired 100 percent of the outstanding common shares of the Trust in exchange for shares of Sunset’s common stock. In accordance with GAAP, the transaction is to be accounted for as a reverse acquisition, and therefore, the Trust is the accounting acquirer. The consolidated financial statements of the Trust as of and for the three and eight months ended September 30, 2006 do not include the operations of Sunset, as the merger was not consummated until October 6, 2006. The merged company will pursue the Trust’s investment strategy focused on TruPS, residential mortgage loans, leveraged loans, and MBS.

The aggregate purchase price was approximately $95.4 million, which consisted of common stock of $91.9 million and $3.5 million of transaction costs. The value of the 14,415,530 common shares issued in the merger was determined based on the average market price of Sunset’s common shares over the 2-day period before and after the terms of the acquisition were announced.

The following tables summarizes the (unaudited) pro forma consolidated balance sheet of the Trust assuming the merger with Sunset occurred on September 30, 2006.

Pro Forma Combined Balance Sheet as of September 30, 2006

(In thousands)

	Alesco	Sunset	Pro Forma Adjustments		Pro Forma Combined
Assets
Investment in securities and security-related receivables	$2,823,160	$1,650,034	$—		$4,473,194
Investment in loans, net	463,377	251,291	(5,425	)(B)	709,243
Cash and warehouse deposits	56,447	47,565	(1,126	)(C)	102,886
Other assets	66,373	16,159	(2,433	)(A),(D)	80,099

Total Assets	$3,409,357	$1,965,049	$(8,984)		$5,365,422

Liabilities and Stockholders’ Equity
Indebtedness	$3,199,337	$1,829,873	$(6,717	)(E)	$5,022,493
Other liabilities	42,005	33,154	6,967	(F)	82,126

Total Liabilities	3,241,342	1,863,027	250		5,104,619
Minority Interest	75,129	1,977	—		77,106
Total Stockholders’ Equity	92,886	100,045	(9,234	)(A),(G)	183,697

Total Liabilities and Stockholders’ Equity	$3,409,357	$1,965,049	$(8,984)		$5,365,422

(A)	The merger will be accounted for using the purchase method of accounting in accordance with SFAS No. 141. SFAS No. 141 requires the net assets of Sunset to be recorded within the consolidated balance sheet of the merged company at estimated fair value. The Trust is in the process of obtaining third-party valuations of certain intangible assets; thus, the preliminary allocation of the purchase price is subject to refinement. The following represents the purchase price of Sunset’s common shares at fair value plus the adjustments to the fair value of Sunset’s assets and estimated transaction costs associated with the merger:

Purchase price for Sunset common shares	$91,937
Alesco Transaction costs	3,466

Total cost of transaction to Alesco	$95,403

The estimated fair value of Sunset’s net assets as of September 30, 2006 was calculated as follows:

Book value of Sunset as of September 30, 2006	$100,045
Add: Discount on CDO notes payable	6,717
Less: Discount on investment in loans	(5,425)
Less: Write-off of Sunset’s debt issuance costs associated with CDO notes payable	(6,717)
Less: Write-off of deferred financing costs associated with Junior Subordinated Notes	(633)
Less: Sunset transaction costs to be incurred prior to merger	(4,867)

Estimated fair value of Sunset’s net assets as of September 30, 2006	$89,120

The goodwill resulting from the transaction is calculated as follows:

Total cost of transaction to Alesco	$95,403
Less: Estimated fair value of Sunset’s net assets as of September 30, 2006	(89,120)

Goodwill resulting from transaction	$6,283

(B)	The pro forma adjustment to total investment in loans receivable, net, reflects the write-down of Sunset’s residential loan portfolio to estimated fair value as of September 30, 2006. The estimated fair value adjustment was based upon discounted cash flow analysis, which considered the estimated remaining lives of the various types of loans and estimated market interest rates as of September 30, 2006, and management’s qualitative and quantitative assessment of the credit profile of certain loans.
(C)	In conjunction with the merger, Sunset commenced a self-tender offer to purchase for cash at $8.03 per share up to 2.7 million shares of their common stock from existing stockholders. The tender offer expired at 3:15 p.m. on October 6, 2006, at which time 140,250 shares of Sunset common stock had been tendered. Payment for these shares, which totaled $1.1 million, was made on October 11, 2006.

(D)	The pro forma adjustment to other assets is comprised of $6,283 of goodwill resulting from the transaction (see note A), the reclassification of $1,366 of deal costs recorded by Alesco as of September 30, 2006 to goodwill, the write-off of $633 of deferred financing costs associated with indebtedness of Sunset, and the write-off of $6,717 of deferred costs associated with Sunset’s CDO notes payable.
(E)	The pro forma adjustment to indebtedness reflects the recording of a discount on Sunset’s CDO notes payable liability to estimated fair value as of September 30, 2006. The estimated fair value adjustment was based upon discounted cash flow analysis, which considered the estimated remaining life of the debt and estimated market interest rates as of September 30, 2006.
(F)	The pro forma adjustment to other liabilities is comprised of $2,100 of estimated transaction costs to be incurred by Alesco and $4,867 of transaction costs to be incurred by Sunset prior to the effective date of the merger.
(G)	The pro forma adjustment to stockholders’ equity is comprised of $90,811 of stock distributed to the Alesco shareholders less the 140,250 shares tendered and the reversal of Sunset’s $100,045 of stockholders’ equity as of September 30, 2006.

The following tables summarizes the (unaudited) pro forma consolidated income statement for the nine month period ended September 30, 2006 assuming the merger with Sunset occurred on January 1, 2006.

Pro Forma Condensed Combined Income Statement

(In thousands, except per share data)

	Alesco For the period from January 31 through September 30, 2006	Sunset For the nine month period ended September 30, 2006	Pro Forma Adjustments		Pro Forma Combined
Revenue
Investment interest income	$108,178	$42,801	$1,110	(A)	$152,089
Investment interest expense	(91,641)	(34,293)	—		(125,934)
Provision for loan loss	(616)	(2,172)	—		(2,788)
Change in fair value of free-standing derivatives	1,996	730	—		2,726

Net investment income	17,917	7,066	1,110		26,093

Expenses
Related party management compensation	4,025	—	499	(B)	4,524
Salaries and employee benefits	—	1,868	(1,868	)(B)	—
General and administrative	1,093	6,820	(4,264	)(B)	3,649

Total Expenses	5,118	8,688	(5,633)		8,173

Income before interest and other income, minority interest and taxes	12,799	(1,622)	6,743		17,920
Interest and other income	2,412	—	—		2,412
Loss on sale of assets	(846)	(20,846)	—		(21,692)
Gain on derivative contracts	9,572	17,621	—		27,193

Income before minority interest and taxes	23,937	(4,847)	6,743		25,833
Minority interest	(5,008)	—	—		(5,008)

Income before taxes	18,929	(4,847)	6,743		20,825
Provision for income taxes	(478)	(150)	—		(628)

Net Income	$18,451	$(4,997)	$6,743		$20,197

Earnings Per Share:
Basic	$1.66	$(0.48)			$0.83
Diluted	$1.66	$(0.48)			$0.83
Weighted Average Shares Outstanding (C):
Basic	11,100	10,483			24,370
Diluted	11,140	10,483			24,389

(A)	Represents the accretion of the difference between the fair value of the Sunset residential loans receivable acquired and the principal balance of such loans. The fair value adjustment, which represents a discount, is being accreted as an adjustment to interest income over the terms of the respective loans using the effective interest method.
(B)	Represents the adjustment to operating expenses resulting from Sunset’s management agreement with Cohen. Cohen handled Sunset’s day-to-day operations and administered Sunset’s business activities and is entitled to receive from Sunset certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, and certain operating expenses as defined in the management agreement. The pro-forma adjustment to related party management compensation includes $951 in aggregate external management fees. Additionally, the pro forma adjustment to related party compensation expense includes the reversal of $452 of previously recognized Alesco expense associated with restricted shares of certain executive officers of Alesco that were cancelled in connection with the consummation of the merger. The following operating expenses are included within the management agreement and therefore have been adjusted: approximately $947 of salaries and employee benefits expenses, $1,205 of facilities and equipment expenses, and approximately $438 of other general and administrative expenses. The following non-recurring expenses that are directly attributable to the transaction have been adjusted: approximately $921 of severance and stay bonus expenses, approximately $2,033 of advisory and professional service fees, and approximately $588 of other general and administrative expenses.

(C)	Pro forma combined weighted average outstanding common shares is comprised of the following:

Sunset common shares outstanding prior to merger	10,513
Subscription to tender offer	(140)
Shares to be issued in connection with the merger, net of unvested restricted shares	13,997

Total pro forma weighted average common shares outstanding	24,370

The following tables summarizes the (unaudited) pro forma consolidated income statement for the three month period ended September 30, 2006 assuming the merger with Sunset occurred on January 1, 2006.

Pro Forma Condensed Combined Income Statement

(In thousands, except per share data)

	Alesco For the three month period ended September 30, 2006	Sunset For the three month period ended September 30, 2006	Pro Forma Adjustments		Pro Forma Combined
Revenue
Investment interest income	$56,559	$18,429	$411	(A)	$75,399
Investment interest expense	(47,413)	(15,565)	—		(62,978)
Provision for loan loss	(565)	(2,246)	—		(2,811)
Change in fair value of free-standing derivatives	—	697	—		697

Net investment income	8,581	1,315	411		10,307

Expenses
Related party management compensation	2,009	—	(43	)(B)	1,966
Salaries and employee benefits	—	1,264	(1,196	)(B)	68
General and administrative	657	2,094	(1,504	)(B)	1,247

Total Expenses	2,666	3,358	(2,743)		3,281

Income before interest and other income, minority interest and taxes	5,915	(2,043)	3,154		7,026
Interest and other income	686	—	—		686
Gain on sale of assets	—	1,369	—		1,369
Gain on derivative contracts	(675)	8,096	—		7,421

Income before minority interest and taxes	5,926	7,422	3,154		16,502
Minority interest	(2,615)	—	—		(2,615)

Income before taxes	3,311	7,422	3,154		13,887
Provision for income taxes	(31)	(150)	—		(181)

Net Income	$3,280	$7,272	$3,154		$13,706

Earnings Per Share:
Basic	$0.30	$0.69			$0.56
Diluted	$0.29	$0.69			$0.56
Weighted Average Shares Outstanding:
Basic	11,108	10,494			24,370
Diluted	11,172	10,495			24,389

(A)	Represents the accretion of the difference between the fair value of the Sunset residential loans receivable acquired and the principal balance of such loans. The fair value adjustment, which represents a discount, is being accreted as an adjustment to interest income over the terms of the respective loans using the effective interest method.
(B)	Represents the adjustment to operating expenses resulting from Sunset’s management agreement with Cohen. Cohen handled Sunset’s day-to-day operations and administered Sunset’s business activities and is entitled to receive from Sunset certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, and certain operating expenses as defined in the management agreement. The pro-forma adjustment to related party management compensation includes $126 in aggregate external management fees. Additionally, the pro forma adjustment to related party compensation expense includes the reversal of $169 of previously recognized Alesco expense associated with restricted shares of certain executive officers of Alesco that were cancelled in connection with the consummation of the merger. The following operating expenses are included within the management agreement and therefore have been adjusted: approximately $400 of salaries and employee benefits expenses, $376 of facilities and equipment expenses, and approximately $258 of other general and administrative expenses. The following non-recurring expenses that are directly attributable to the transaction have been adjusted: approximately $796 of severance and stay bonus expenses, approximately $759 of advisory and professional service fees, and approximately $111 of other general and administrative expenses. The expense associated with the cancellation is recorded as a transaction cost of Alesco.

NOTE 4: INVESTMENTS IN SECURITIES

The following table summarizes the Trust’s investments in available-for-sale debt securities, as of September 30, 2006:

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Years to Maturity
TruPS and subordinated debentures	$1,541,607	3,630	$(5,591)	$1,539,646	7.1%	29.4
MBS	995,063	6,770	(686)	1,001,147	5.9%	5.8

Total available-for-sale debt securities	$2,536,670	$10,400	$(6,277)	$2,540,793	6.7%

TruPS included above as available-for-sale debt securities includes (a) investments in TruPS issued by Trust VIEs of which the Trust is not the primary beneficiary and which the Trust does not consolidate and (b) transfer of investments in TruPS securities to the Trust that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represents the primary assets of Trust VIEs that the Trust consolidates pursuant to FIN 46R.

The following table summarizes the Trust’s investments in security-related receivables, as of September 30, 2006:

Investment Description	Amortized Cost	Weighted Average Coupon	Years to Maturity	Estimated Fair Value
Total TruPS and subordinated debenture receivables	$282,367	7.8%	28.7	$282,589

The Trust’s investments in security-related receivables represent securities owned by CDO entities that are collateralized by TruPS and subordinated debentures that are accounted for by the Trust as financings under SFAS No. 140.

The unrealized losses on the Trust’s securities are the result of market interest rate factors rather than credit impairment, and the Trust believes that the carrying values are fully realizable over the securities’ expected holding period. In addition, the Trust has the ability and the intent to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired as of September 30, 2006.

Some of the Trust’s investments in TruPS and subordinated debentures collateralize debt issued through CDO entities or consolidated Trust VIE’s. The Trust’s CDO entities are static pools and prohibit the sale of such securities until the mandatory auction call period, typically 10 years from the CDO entity’s inception. At the mandatory auction call date, remaining securities will be offered in the general market and the proceeds from a successful sale of such securities will be used to repay outstanding indebtedness and liquidate the CDO entity. The assets of the Trust’s consolidated CDOs collateralize the debt of such entities and are not available to the Trust’s creditors. As of September 30, 2006, CDO notes payable were collateralized by $1,578,742 of principal amount of TruPS. As of September 30, 2006, trust preferred obligations were collateralized by $249,250 of principal amount of subordinated debenture receivables. Some of these investments were eliminated upon the consolidation of various Trust VIEs that the Trust consolidates and the corresponding subordinated debentures of the Trust VIEs are included as assets in the Trust’s consolidated balance sheet. In addition, $993,255 of the carrying value of the Trust’s MBS portfolio is pledged as collateral for CDO notes payable.

NOTE 5: INVESTMENTS IN RESIDENTIAL MORTGAGES AND LEVERAGED LOANS

The Trust’s investments in residential mortgages and leveraged loans are accounted for at amortized cost. The following tables summarize the Trust’s investments in residential mortgages and leveraged loans as of September 30, 2006:

	Unpaid Principal Balance	Unamortized (Discount)	Carrying Amount	Number of Loans	Average Interest Rate	Average Contractual Maturity Date
5/1 Adjustable rate residential mortgages	$198,328	$(1,227)	$197,101	580	5.4%	Sept. 2035
7/1 Adjustable rate residential mortgages	1,114	—	1,114	2	5.6%	Oct. 2035
Leveraged loans	266,058	(280)	265,778	86	9.1%	Apr. 2012

Total	$465,500	$(1,507)	$463,993	668	7.5%

The estimated fair value of the Trust’s residential mortgage loans and leveraged loans was $464,080 as of September 30, 2006.

The Trust maintains an allowance for loan losses on residential mortgage loans and leveraged loans. Specific allowances for loan losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based upon known and inherent risks in the portfolio, historical trends in adjustable rate residential mortgages, the estimated value of underlying collateral, and current and expected future economic conditions. As of September 30, 2006, the Trust maintained an allowance for loan losses of $616.

During June 2006, the Trust sold approximately $86,683 of 7/1 adjustable rate residential mortgages at a realized loss of $855. In connection with the sale of the assets, the Trust terminated an interest rate swap contract and recorded a realized gain of $875 in earnings.

As of September 30, 2006, all of the carrying value of the Trust’s residential mortgages was pledged as collateral under repurchase agreements. In addition, all of the carrying value of the Trust’s leveraged loan portfolio is pledged as collateral for CDO notes payable.

As of September 30, 2006, 49.6% of the carrying value of the Trust’s investment in residential mortgages was concentrated in residential mortgages collateralized by property in California.

NOTE 6: INDEBTEDNESS

The following table summarizes the Trust’s indebtedness as of September 30, 2006:

Description	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
Repurchase agreements	$189,132	5.8%	5.8%	October 2006
Trust preferred obligations	249,250	Various	7.4%	May 2036
CDO notes payable(1)	2,760,955	5.3% to 10.4%	5.8%	September 2038

Total borrowings	$3,199,337

(1)	Excludes CDO notes payable purchased by the Trust which are eliminated in consolidation.

(a) Repurchase agreements

During the period from January 31, 2006 through September 30, 2006, the Trust financed investments in residential mortgages with repurchase agreements that had $189,132 in borrowings outstanding as of September 30, 2006. The repurchase agreements relating to the Trust’s investment in residential mortgages require that the Trust ratably reduce its borrowings outstanding under the repurchase agreements as these investments incur prepayments or change in fair value.

(b) Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by the Trust for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. The Trust does not control the timing or ultimate payment of the trust preferred obligations.

(c) CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, MBS, and leveraged loans. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates.

TruPS CDO notes payable

On March 15, 2006, the Trust closed “Alesco Preferred Funding X, Ltd.”, a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. Alesco Preferred Funding X, Ltd. received commitments for $909,050 of CDO notes, all of which were issued to investors as of September 30, 2006. Alesco Preferred Funding X, Ltd. also issued $60,400 of preference shares upon closing. The Trust retained $34,530 of common and preference shares of Alesco Preferred Funding X, Ltd., excluding discounts.

The notes payable issued by Alesco Preferred Funding X, Ltd. consist of 9 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 34 to 285 basis points or at fixed rates ranging from 5.6% to 7.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 3 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread ranging from 50 to 285 basis points.

On June 29, 2006, the Trust closed “Alesco Preferred Funding XI, Ltd.”, a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. Alesco Preferred Funding XI, Ltd. received commitments for $637,000 of CDO notes, all of which were issued to investors as of September 30, 2006. Alesco Preferred Funding XI, Ltd. also issued $44,000 of preference shares upon closing. The Trust retained $24,200 of common and preference shares of Alesco Preferred Funding XI, Ltd., excluding discounts.

The notes payable issued by Alesco Preferred Funding XI, Ltd. consist of 8 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 33 to 280 basis points or at fixed rates ranging from 6.9% to 7.0%. One class of the fixed-rate notes bear interest at a fixed rate for an initial period of 5 years and a floating rate for the remaining period based on 90-day LIBOR plus 120 basis points.

MBS CDO notes payable

On June 30, 2006, the Trust closed “Kleros Real Estate CDO I, Ltd.”, a CDO securitization that provides financing for investments in MBS. Kleros Real Estate CDO I, Ltd. received commitments for $994,700 of CDO notes, all of which were issued to investors as of September 30, 2006. Kleros Real Estate CDO I, Ltd. also issued $4,000 of preference shares upon closing. The Trust retained one-hundred percent of the common and preference shares of Kleros Real Estate CDO I, Ltd. and $26,000 of the Class D CDO notes. The proceeds of this CDO securitization were used to pay in full the $1,000,000 MBS credit agreement that the Trust previously entered into with an investment bank. The MBS credit agreement was terminated as of June 30, 2006.

The notes payable issued by Kleros Real Estate CDO I, Ltd. consist of 5 classes of notes bearing interest at spreads over 1-month LIBOR ranging from 22 to 60 basis points.

Leveraged loans CDO notes payable

On June 21, 2006, the Trust closed “Emporia Preferred Funding II, Ltd.”, a CDO securitization that provides financing for investments in leverage loans. Emporia Preferred Funding II, Ltd. received commitments for $329,500 of CDO notes, of which $246,205 were issued to investors as of September 30, 2006. Emporia Preferred Funding II, Ltd. also issued $36,400 of preference shares upon closing. The Trust retained $4,810 of common and preference shares of Emporia Preferred Funding II, Ltd., excluding discounts. The proceeds of this CDO securitization were used to pay in full the $250,000 repurchase agreement that the Trust previously entered into with an investment bank. The repurchase agreement was terminated as of June 30, 2006.

The notes payable issued by Emporia Preferred Funding II, Ltd. consist of 7 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 28 to 500 basis points.

NOTE 7: DERIVATIVE FINANCIAL INSTRUMENTS

The Trust may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Trust’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Trust and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Trust is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, the Trust does not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

During the period from January 31 through September 30, 2006, the Trust entered into various interest rate swap contracts to hedge interest rate exposure relating to CDO notes payable and repurchase agreements relating to investments in residential mortgages.

Generally, the Trust designates interest rate swap contracts as hedges at inception and determines at each reporting period whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. Certain of the Trust’s interest rate swap contracts were not designated as interest rate hedges at inception, therefore the change in fair value during the period in which the interest rate swap contracts were not designated as hedges was recorded as an unrealized gain on derivative contracts in the statement of income.

The interest rate swap agreements are summarized as of September 30, 2006 and for the period from January 31, 2006 through September 30, 2006 as follows:

Instrument	Hedged Item	Aggregate Notional	Strike	Maturity	Fair Value as of September 30, 2006	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative— Gains (Losses)
Interest rate swaps	CDO notes payable	$311,850	5.2% to 5.8%	June 2011 to Mar. 2016	$(5,310)	$—	$1,893
Interest rate swaps	CDO notes payable	$61,000	5.4% to 6.5%	June 2011 to Sept. 2011	$(2,598)	$—	$(61)
Interest rate swaps	CDO notes payable	$244,550	4.9% to 5.6%	Nov. 2015 to July 2018	$(6,400)	$—	$40
Interest rate swap	Repurchase agreement	$169,493	5.0%	Dec. 2010	$(13)	$875	$—

Total Portfolio		$786,893			$(14,321)	$875	$1,872

Amounts reclassified to earnings associated with cash flow hedges are reported in investment interest expense. The fair value of cash flow hedges are reported in other assets and other liabilities.

Free-Standing Derivatives

The Trust maintains arrangements with investment banks regarding TruPS-related CDO securitizations and warehouse facilities. Prior to the completion of a TruPS-related CDO securitization, investments are acquired by the warehouse providers in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, the Trust receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse facilities from the dates on which the respective securities are acquired. Under the warehouse agreements, the Trust is required to deposit cash collateral with the warehouse provider and as a result, the Trust bears the first dollar risk of loss, up to the Trust’s warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, if the warehouse facility is required to liquidate the securities at a loss. Upon the completion of a TruPS-related CDO securitization, the cash collateral held by the warehouse provider is returned to the Trust. The terms of the warehouse facilities are generally nine months. These arrangements are deemed to be derivative financial instruments and are recorded by the Trust at fair value each accounting period with the change in fair value recorded in earnings. These arrangements represent the Trust’s only off-balance sheet arrangements. During the period from January 31, 2006 through September 30, 2006, the change in the fair value of the Trust’s warehouse financing arrangement was $1,996 and was recorded as a component of net investment income in the accompanying consolidated statement of income. As of and during the three months ended September 30, 2006, the Trust did not have any warehouse agreements outstanding with investment banks. The financing cost of the warehouse facilities was based on one-month LIBOR plus 50 basis points.

As described in Note 6, the Trust terminated its MBS credit agreement during the three months ended June 30, 2006. The MBS credit agreement included certain provisions that allowed the lender, a third party investment bank, to enter into interest rate swap contracts with respect to fixed-rate securities that were pledged as collateral to the MBS credit agreement. Upon the termination of the MBS credit agreement the Trust received $6,825 of termination proceeds based upon the position of the interest rate swap contracts on the termination date. The Trust has determined that the interest rate swap contracts entered into by the lender of the MBS credit agreement result in an embedded derivative within the Trust’s consolidated financial statements. In accordance with SFAS No. 133, the MBS credit agreement is the host contract and the derivative embedded within the host contract has been bifurcated and accounted for separately as a freestanding derivative. The embedded derivative is recorded by the Trust at fair value each accounting period with the change in fair value recorded in earnings. During the period from January 31, 2006 through September 30, 2006, the change in fair value of the embedded derivative was $6,825. The Trust recorded the $6,825 as a realized gain on derivative contracts within the statement of income. As a result of the termination of the MBS credit agreement, the Trust received cash proceeds equal to the fair value of the embedded derivative on the termination date and the host contract was terminated as of June 30, 2006.

NOTE 8: MINORITY INTEREST

Minority interest represents the interests of third-party investors in the Trust’s consolidated CDO entity. The following summarizes the Trust’s minority interest activity for the period from January 31, 2006 to September 30, 2006:

Beginning Balance	$—
Contributions	77,260
Income Allocation from CDO entities	5,008
OCI Allocation from CDO entities	(4,056)
Distributions	(3,083)

Ending Balance	$75,129

Minority interest holders are allocated their respective portion of the earnings of the CDO. The CDO entity makes quarterly distributions to the holders of the CDO notes payable and preferred shares. The distributions to preferred shareholders are determined at each payment date, after the necessary cash reserve accounts are established and after the payment of expenses and interest on the CDO notes payable.

NOTE 9: STOCK-BASED COMPENSATION

The Trust has adopted an equity incentive plan (the “2006 Equity Incentive Plan”) that provides for the grant of stock options, restricted common shares, stock appreciation rights, and other share-based awards. Share-based awards may be granted to the Manager, Cohen, trustees, officers and any key employees of the Manager or Cohen and to any other individual or entity performing services for the Trustee. The 2006 Equity Incentive Plan is administered by the compensation committee of the Trust’s board of trustees.

During the period from January 31, 2006 through September 30, 2006, the Trust granted 333,227 restricted common shares to various employees of the Manager and Cohen and trustees of the Trust. As of September 30, 2006, 30,000 restricted common shares have been issued to the trustees, 265,324 have been issued to officers of the Trust, and 37,903 have been issued to key employees of the Manager and Cohen. One-third of the restricted common share awards will vest on the first anniversary of the awards and the remainder will vest quarterly on a pro-rata basis as of the end of each quarter during the following two-year vesting period of the award, assuming the recipient is continuing in service to the Trust at such date. The shares of restricted common stock granted to the trustees were valued using the fair market value at the time of grant, which was $10.00 per share. The Trust is amortizing such amounts as compensation expense over the vesting period. Pursuant to EITF 96-18, the Trust is required to value any unvested shares of restricted common stock granted to the Manager at the current market price. The Trust valued the unvested shares of restricted common stock at $11 per share as of September 30, 2006.

The Trust is amortizing such amounts as related party management compensation over the vesting period. During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the Trust recorded amortization expense of $312 and $831, respectively. Amortization expense relating to previously granted awards to trustees during the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006 was $26 and $69, respectively. Amortization expense relating to previously granted awards to officers and key employees of the Manager and Cohen during the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006 was $286 and $762, respectively. Through September 30, 2006, none of these restricted shares have legally vested. The total cost related to these awards not yet recognized is $2,804 as of September 30, 2006.

NOTE 10: EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share for the three month period ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006:

	For the three month period ended September 30, 2006	For the period from January 31, 2006 through September 30, 2006
Net income	$3,280	$18,451

Weighted-average common shares outstanding—Basic	11,107,670	11,100,016
Unvested restricted common shares under the treasury stock method	63,887	39,911

Weighted-average shares outstanding—Diluted	11,171,557	11,139,927

Earnings per share—Basic	$0.30	$1.66
Earnings per share—Diluted	$0.29	$1.66

The Trust includes restricted common shares issued and outstanding in its earnings per share computation as follows: vested restricted common shares are included in basic weighted-average common shares and unvested restricted common shares are included in the diluted weighted-average shares under the treasury stock method.

NOTE 11: MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Manager handles the Trust’s day-to-day operations and administers the Trust’s business activities through the resources of Cohen. The Management Agreement was executed on January 31, 2006. The initial term expires on December 31, 2008 and shall be automatically renewed for a one-year term on each anniversary date thereafter unless two-thirds of the independent trustees or the holders of at least a majority of the outstanding common shares vote not to automatically renew.

The Management Agreement provides, among other things, that in exchange for managing the day-today operations and administering the business activities of the Trust, the Manager is entitled to receive from the Trust certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, certain operating expenses as defined in the Management Agreement, and a termination fee if the Trust decides to terminate the Management Agreement without cause or if the Manager terminates the Management Agreement due to the Trust’s default. The base management fee and the incentive fee otherwise payable by the Trust to the Manager pursuant to the Management Agreement is reduced by the Trust’s proportionate share of the amount of any CDO and CLO collateral management fees that are paid to Cohen and its affiliates in connection with the CDOs and CLOs in which the Trust invests, based on the percentage of equity it holds in such CDOs and CLOs.

The Management Agreement contains certain provisions requiring the Trust to indemnify the Manager and its affiliates, including Cohen, with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager made in good faith in the performance of its duties under the Management Agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties under the Management Agreement. The Trust has evaluated the impact of these guarantees on its consolidated financial statements and determined that they are immaterial.

During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the Trust incurred $420 and $1,084 in base management fees, respectively. Additionally, during the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the Trust incurred incentive fees of $425 and $994, respectively. During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $717 and $1,091, respectively. The Trust assumed certain warehouse arrangements from Cohen. There was no consideration paid by the Trust to Cohen for these arrangements. The Trust recognized share-based compensation expense related to restricted common shares granted to the officers of the Trust and key employees of the Manager and Cohen of $286 and $762 during the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, respectively (see Note 9). In addition, during the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006 the Trust incurred collateral management fees of $1,595 and $2,276 that are payable to Cohen, respectively.

Base management fees and incentive fees incurred, share-based compensation expense relating to restricted common shares granted to the Manager, and collateral management fees paid to Cohen are included in related party management compensation on the consolidated statement of income. Expenses incurred by the Manager and reimbursed by the Trust are reflected in the respective consolidated statement of income non-investment expense category based on the nature of the expense.

The Trust’s Chairman of the Board and other officers serve as executive officers of Cohen, of which Cohen & Company Management, LLC is an affiliate. The following describes the Trust’s business transactions with these related parties:

a).	Cohen & Company Management, LLC (Manager)—The Manager handles the Trust’s day-to-day operations and administers the Trust’s business activities through the resources of Cohen. The Management Agreement provides, among other things, that in exchange for managing the day-to-day operations and administering the business activities of the Trust, the Manager is entitled to receive from the Trust certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, certain operating expenses as defined in the Management Agreement, and a termination fee if the Trust decides to terminate the Management Agreement without cause or if the Manager terminates the Management Agreement due to the Trust’s default.

During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the Trust incurred $420 and $1,084 in base management fees, respectively. Additionally, during the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the Trust incurred incentive fees of $425 and $994, respectively. During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, the aggregate base management fees and incentive fees payable were reduced by collateral management fee credits of $717 and $1,091, respectively. The Trust reimburses the Manager for expenses incurred on the Trust’s behalf.

b).	Cohen —During the three months ended September 30, 2006 and the period from January 31, 2006 through September 30, 2006, Cohen provided collateral management services for the Trust’s CDO investments. For these services, Cohen received approximately $1,595 and $2,276 in fees, respectively. During the period from January 31, 2006 through September 30, 2006, Cohen provided origination, structuring and placement services for investments funded by the Trust’s warehouse facilities or CDOs. For these services, Cohen received approximately $22,527 in fees. In addition, during the period from January 31, 2006 through September 30, 2006, Cohen received $7,149 as reimbursement for origination expenses paid to third parties. During the three months ended September 30, 2006, the Trust did not purchase any new investments in CDO securitization entities.

NOTE 12: COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

Loan Commitments

In connection with the leveraged loan portfolio, the Trust commits to purchase interests in debt obligations of corporations, partnerships and other entities in the form of participations in leveraged loans, which obligate the Trust to acquire a predetermined interest in such leveraged loans at a specified price on a to-be determined settlement date. As of September 30, 2006, the Trust had committed to participate in approximately $11,494 of leveraged loans.

Revolving Credit Agreement

On September 29, 2006, the Trust entered into a $10 million secured revolving credit agreement. The Trust has pledged its investment in the preference shares of Alesco X as collateral under the revolving credit agreement. As of September 30, 2006 the Trust has not made any borrowings under the credit agreement.

Contingencies

From time to time, the Trust may be involved in litigation of various matters. To date, the Trust has not been involved in or informed of any pending or threatened litigation.

NOTE 13: SUBSEQUENT EVENTS

On August 31, 2006, the Trust’s board of trustees declared a distribution of $1.15 per common share totaling $13,157 that was payable on October 5, 2006 to shareholders of record as of October 2, 2006.

On October 12, 2006, we invested in “Alesco Preferred Funding XII, Ltd.,” a CDO securitization that provides up to 30-year financing for banks or bank holding companies and insurance companies. We invested approximately $24.0 million in the preference shares of Alesco Preferred Funding XII, Ltd., which results in a 55% ownership interest. Alesco Preferred Funding XII, Ltd. received commitments for $640.0 million of CDO notes, which will be collateralized by approximately $666.0 million of TruPS and surplus notes.

NOTE 14: NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”). This statement amends SFAS No. 133 and SFAS No. 140 and eliminates the guidance in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”, which provided that beneficial interests in securitized financial assets are not subject to SFAS No. 133. Under the new statement, an entity may irrevocably elect to measure a hybrid financial instrument that would otherwise require bifurcation, at fair value in its entirety on an instrument-by-instrument basis. The statement clarifies which interest-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding certain derivative financial instruments. The statement is effective for all financial instruments that Trust acquires or issues after January 1, 2007. The Trust believes that the adoption of SFAS No. 155 will not have a material effect on the Trust’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Trust is required to adopt FIN 48 in the first quarter of 2007 and is currently assessing the impact that it will have on its consolidated financial statements.